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Exhibit 21.1

SUBSIDIARIES OF SPLUNK INC.

Name	Jurisdiction
Splunk Services Cayman Ltd.	Cayman Islands
Splunk Services Germany GMBH	Germany
Splunk Services Hong Kong Limited	Australia
Splunk Services Hong Kong Limited	Hong Kong
Splunk Services Japan GK	Japan
Splunk Services LLC	Delaware
Splunk Services Singapore Pte. Ltd.	Singapore
Splunk Services UK Limited	United Kingdom
Splunk Services UK Limited Societa Di Diritto Inglese	Italy

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  Exhibit 21.1
SUBSIDIARIES OF SPLUNK INC.